EX-99

PRESS RELEASE


For Immediate Release

Date:     October 28, 1997
Contact:  Beth L. Miller
Phone:    (717) 692-4781
Fax:      (717) 692-2972

         COMMUNITY BANKS, INC. AND THE PEOPLES STATE BANK
                   EXECUTE DEFINITIVE AGREEMENT


Millersburg, PA-Community Banks, Inc. (AMEX:CTY) and the Peoples
State Bank (NASDAQ:PSEB) jointly announced today that they have entered into a definitive agreement providing for the affiliation of the two institutions.

Under the terms of the definitive agreement, Peoples State Bank and Community Banks, N.A. will be run as separate subsidiary banks of Community and Community will exchange .889 shares of Community common stock for each share of Peoples' common stock outstanding in a tax-free exchange. Based on Community's closing price yesterday, the shares of Community to be received by the Peoples shareholders would have a value of $55.9 million, or $37.56 per share. In relation to Community's closing price of $42.25, the transaction consideration is approximately 2.77 times Peoples' September 30, 1997 book value of $13.54 per share and
25.7 times its LTM earnings of $1.46 per share. The transaction will be accounted for as a pooling of interests and, pending regulatory and shareholder approvals, is expected to be completed in the first half of 1998. In addition, Peoples has granted to Community an option, exercisable under certain conditions, to purchase up to 19.9% of Peoples' outstanding common shares.

Community is headquartered in Millersburg, PA. Its banking subsidiary, Community Banks, N.A., currently operates 21 banking offices in Dauphin, Schuylkill, Northumberland, and Luzerne counties. In addition, it operates Community Banks, Investments, Inc. and Community Banks Life Insurance Co., Inc. Community has a twenty-second office planned to open in Pottsville later this year.

Peoples State Bank is headquartered in East Berlin, PA and currently operates 6 full service banking offices and 23 ATM locations in Adams and York counties.



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Based on September 30, 1997, financial data, the combined
organization will have approximately $705 million in total assets, $440 million in loans, $545 million in deposits, and $71 million in total equity. At consummation, it is expected the banking subsidiaries will have 28 full service banking offices, and 50 ATMs in service.

Thomas L. Miller, Chairman and Chief Executive Officer of Community, commented: "Peoples State Bank is an outstanding banking organization which shares our philosophy of community banking. By combining under one holding company, our two banks will be in a position to better serve our customers, and will support Peoples' significant growth in the York and Adams county markets."

Carlton Jacobs, Chairman of Peoples stated, "We are pleased to become part of Community Banks, Inc. Community has a long history of excellent performance and customer service."

Upon consummation, Eddie Dunklebarger, President and CEO of Peoples, will assume the additional role of President and CEO of Community Banks, Inc. Ernest L. Lowe, current President of Community Banks, Inc., will assume the role of Chairman upon the retirement of Mr. Miller, and will become president and CEO of Community Banks, N.A. at that time. He will continue in these positions after the affiliation. Four directors of Peoples will join the Board of Directors of Community Banks, Inc. and three directors of Peoples will join the Community Executive Committee. There are no planned changes in the Boards or management of Peoples State Bank and Community Banks, N.A.

Mr. Dunklebarger commented, "I am very excited about this partnership. Community and Peoples share the philosophy of traditional community banking and local decision making. Together each bank will be better positioned to respond to all of our customer's needs in our very competitive but distinctly different markets." Mr. Lowe said, "We are elated to have Eddie Dunklebarger and his management team join our organization. The shareholders, customers and communities of both organizations will definitely benefit from this combination."







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